SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 23, 2006

                              WINTHROP REALTY TRUST
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             (Exact Name of Registrant as Specified in Its Charter)

                                      Ohio
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                 (State or Other Jurisdiction of Incorporation)

        001-06249                                        34-6513657
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(Commission File Number)                    (I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts       02114
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(Address of Principal Executive Offices)                              (Zip Code)

                                 (617) 570-4614
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              (Registrant's Telephone Number, Including Area Code)

                                       n/a
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          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 - Other Events

      Lexington Corporate Properties Trust ("Lexington") and Newkirk Realty Trust, Inc. ("Newkirk") announced that they have entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") dated as of July 23, 2006. Pursuant to the Merger Agreement, Newkirk will be merged with and into Lexington (the "Merger").

      Winthrop Realty Trust (the "Company") holds 4.375.000 shares of common stock of Newkirk. In connection with the Merger, the Company has entered into a Voting Agreement with Lexington, attached hereto as Exhibit 10.1, pursuant to which the Company shall vote the shares of Newkirk held by it in favor of the Merger and any other matter contemplated under the Merger Agreement that could reasonably be expected to facilitate the Merger; provided that the Voting Agreement shall terminate upon the earlier of: the effective date of the Merger, the termination of the Merger Agreement in accordance with its terms, the public withdrawal by the Newkirk Board of its recommendation of the Merger or its public approval of an acquisition proposal other than the Merger.

      The Company has agreed to amend, at the effective time of the Merger, the previously entered into Acquisition Agreement and the Assignment as respects net lease assets of the Company's exclusivity agreement with Michael L. Ashner, the Company's Chairman and Chief Executive Officer, both as currently in effect between the Company and Newkirk, to permit the assignment and assumption of Newkirk's rights and obligations thereunder to and by Lexington. In addition, at the effective time of the Merger, all the shares of Newkirk common stock held by the Company would immediately vest and no longer be subject to forfeiture and the lock-up agreement with respect to such shares, currently in effect until November 2008, would thereupon terminate. Further, upon consummation of the Merger, the Company will be entitled to offset against the fees payable by the Company under the advisory agreement with FUR Advisors $4.4 million of the fee to be paid to NKT Advisors due to the termination of its advisory agreement with Newkirk in connection with the Merger.

      In addition, in connection with the Merger, Mr. Ashner will continue as a trustee and executive officer of the merged company. In this regard, the Company has entered into an agreement with Mr. Ashner relative to a proposed form of employment agreement between Mr. Ashner and Lexington to become effective upon the Merger. The agreement between the Company and Mr. Ashner is attached hereto as Exhibit 10.2 and provides that, among other things, in the event Lexington makes a real estate investment other than in a net-lease asset and Mr. Ashner shall thereby have the right to terminate his employment with Lexington, that Mr. Ashner is obligated to terminate his employment and other positions with Lexington, unless a majority of the independent trustees of the Company consent to his remaining with Lexington. Further, Mr. Ashner shall not agree to certain amendments to his employment agreement without the consent of the majority of the independent trustees of the Company.

ITEM 9.01. Financial Statements and Exhibits

      (d)   Exhibits

      10.1  Voting Agreement between the Company and Lexington dated July 23,
            2006

      10.2  Agreement between Michael L. Ashner and Company dated July 23, 2006.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 24th day of June, 2006.

                                               WINTHROP REALTY TRUST


                                               By: /s/ Peter Braverman
                                                   -----------------------------
                                                   Peter Braverman
                                                   President